Exhibit 99.3

                MEDCATH RESPONDS TO ARTICLE IN SOUTHEAST EDITION
                           OF THE WALL STREET JOURNAL
                    ALSO ANNOUNCES TWO ADDITIONAL AGREEMENTS
                       WITH CARDIOLOGISTS IN MCALLEN TEXAS


Charlotte, North Carolina (August 28, 1996) - MedCath Incorporated (Nasdaq/NM:MCTH) today announced that it disagreed with several points made in an article which appeared in today's Southeastern Edition of The Wall Street Journal.

         Stephen R. Puckett, President of MedCath, said, "The article discusses our recently announced plan to construct a fifth heart hospital in Bakersfield, California. It appears that The Wall Street Journal believes there is too much competition in this market. In addition, to support this questionable contention, the Journal then utilized our future competitors as supposedly objective sources. That's a bit like asking Burger King to comment on McDonald's restaurant location strategy."

         Mr. Puckett added, " We are excited about the Bakersfield market. Our objective in that market is consistent with the Company strategy of improving quality outcomes and lowering the costs to the patients and payors. We believe that managed care will be interested in any healthcare company that can deliver on this goal. Bakersfield is an attractive market because of the size of the market, the market growth rate, the cost structure we can deliver to the market and the physician relationships we have formed. Today, we have 16 of 22 cardiologists in the Bakersfield region as partners as well as 5 of 6 cardiovascular surgeons. These physicians cover the entire geographic area of Kern County and several of these physicians reside in communities outside of Bakersfield."

         Mr. Puckett also said, " We welcome competition and managed care. In the Bakersfield market, we regard these forces as positive. Our strategy is to be the low cost provider in each of our heart hospital markets. We have already demonstrated the success of that strategy in our first operating heart hospital in McAllen, Texas. Data from the Center for Healthcare Industry Performance Studies indicate that today we have significant pricing flexibility when comparing our McAllen pricing to the existing pricing in Bakersfield. As an example, our average charge for a Medicare patient in McAllen having a PTCA (DRG
112) of $12,800 compares very favorably to the two hospitals in Bakersfield with open heart surgery programs which, for the same procedure, charge an average of $17,000 or 33% higher than our McAllen charges."

         The article also raises questions about stock sales in June by MedCath management. In response, the Company's director of investor relations commented, "MedCath's policy, like most public companies, has always been to allow its employees, officers, and directors to purchase or sell the Company's stock during certain window periods established by the Company's policies. These window periods begin shortly after the Company makes an earnings announcement and run for about four weeks. The June sales were the result of a process that began in mid-May at which time these shareholders decided to sell a limited number of shares in accordance with the Company's guidelines. The outside directors of MedCath have reviewed these transactions and are comfortable that the sales were made in compliance with Company policies. The number of shares which were sold by each individual represents a small portion of the total shares and vested options which continue to be held by each person. These individuals believe in the future of the Company which is evidenced by their remaining substantial stock holdings."

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The Company also announced that it has entered into agreements with the two cardiology groups that practice at its McAllen Heart Hospital that will further integrate and strengthen the working relationship between the Company and its physician partners. In addition, the Company announced that another cardiologist has acquired an interest in the limited partnership that owns McAllen Heart Hospital.

         In the first transaction, the Company announced it has entered into a long term management contract with Heart Clinic, P.A. As part of the agreement, the physicians of the Heart Clinic will enter into long-term exclusive employment and non-competition contracts. Heart Clinic is composed of seven cardiologists, six of whom are also investors in the Company's heart hospital located in McAllen, Texas. Heart Clinic has four offices located in McAllen, Harlingen, Weslaco and Brownsville, Texas. This transaction is scheduled to close on October 1, 1996, subject only to the satisfaction of customary closing conditions.

         In a separate transaction, the Company announced that it has signed a multi-year professional services agreement between the McAllen Heart Hospital and its other major cardiology group, Valley Cardiology P.A. Under the terms of this agreement, physicians at Valley Cardiology have contracted with the McAllen Heart Hospital to provide additional marketing and operational support services for the benefit of the heart hospital and have entered into appropriate non-competition covenants which ensure that the Heart Hospital will enjoy the benefits of this agreement. Valley Cardiology is located in McAllen, Texas, includes seven cardiologists, and has recently established an affiliated surgery practice consisting of a cardiovascular surgeon and a vascular surgeon.

         In addition to the above transactions, the Company also announced that, this week, one additional cardiologist has acquired an interest in the partnership that owns McAllen Heart Hospital. This is in addition to the two cardiologists and one primary care physician that acquired an interest in the heart hospital in July 1996, and brings the total number of physician investors to 57.

         MedCath Incorporated is a provider of cardiology and cardiovascular services through the operation of specialized facilities and the management of physician practices. The Company operates one specialty heart hospital and has four additional heart hospitals under development, manages two medical practices comprised of a total of 66 physicians, manages fixed-site cardiac diagnostic and therapeutic centers, and owns and operates mobile cardiac catheterization laboratories serving networks of hospitals.
















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